Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-257246) on Form S-3 of Kosmos Energy Ltd. of our report dated October 13, 2021, with respect to the Statements of Revenue and Direct Operating Expenses for the Oil and Gas Assets of Anadarko WCTP Company sold to Kosmos Energy Ghana Holdings Limited, a wholly-owned subsidiary of Kosmos Energy Ltd., as of December 31, 2020 and 2019, which report appears in the Form 8 -K of Kosmos Energy Ltd. and to the reference to our firm under the heading “Experts” in the prospectus both dated October 13, 2021.

/s/ KPMG LLP

Houston, Texas

October 13, 2021